Exhibit 3.8.2
Interactive Commercial Information from the Registries of Commerce of Spain
REGISTRY OF COMMERCE OF BARCELONA
Issued on: 05/19/2011 at 8:58 a.m.
BYLAWS
GENERAL DATA

Name:	DIAGNOSTIC GRIFOLS SA

Start of Operations:	03/24/1987

Corporate Address:	POLIG. LEVANTE C/CAN GUASCH S/N
PARETS

Duration:	INDEFINITE

C.I.F. [Tax Identification Code]:	A58348517

Registry Information:	Sheet B-100072
Volume 41736
Page 117

Corporate Purpose:	THE MANUFACTURE, IMPORT, EXPORT, PREPARATION, DISTRIBUTION AND SALE OF REAGENTS, CHEMICALS ESPECIALLY THOSE DESTINED FOR LABORATORIES AND HEALTH CENTERS, AND MATERIALS, DEVICES AND INSTRUMENTS FOR MEDICAL AND SURGICAL USE OR F

Structure of the governing body:	Joint/Indistinct Managers

Last accounts deposited:	2009

VALID TITLE REGISTRATION REQUESTS
There are no valid title registration requests

SPECIAL SITUATIONS
There are no special situations

BYLAWS
BYLAWS: TITLE I.- NAME, PURPOSE, ADDRESS AND DURATION. Article 1.- The Company called DIAGNOSTIC GRIFOLS, S.A., is a commercial company, established as a corporation, under Spanish law and it is governed by these Bylaws and, in all matters not covered herein or in all mandatory matters, by the Consolidated Text of the Corporations Act of December 22, 1989, the Commercial Code and other applicable current provisions. Article 2.- The Company’s purpose is the manufacture, import, export, preparation, distribution and sale of reagents, chemicals especially those destined for use in laboratories and health centers, and materials, devices and instruments for medical and surgical use or for use in laboratories. Article 3.- The Company establishes its corporate offices in Polígono Levante, Calle Can Guasch s/n, 08150 Parets del Vallés, and may decide to relocate within the same town, establish branches, offices or agencies anywhere in Spain or abroad, by agreement of the Governing Body. Article 4.- The duration of the Company will be indefinite; it began operations on March 24, 1987. Article 5.- The fiscal year begins on the first day of January and ends on December 31st of each year, with the exception of the year ending on December 31, 1997, which began on August 1, 1997. TITLE II.- SHARE CAPITAL AND SHARES. Article 6.- The share capital is set at 336,560 Euros, represented by 56,000 registered shares, each with a nominal value of 6.01 Euros, numbered consecutively from 1 to 56,000, both included. The shares will be represented by a certificate, share books will be issued; they may incorporate one or more shares of the same series and will contain all the legal provisions of Article 53 of the Corporations Act. The shares are subscribed and paid in full. The Company shall keep a Shares Registry Book in which the successive transfers of shares will be recorded, as well as the establishment of any real rights and other liens thereon. Article 7.- The Company considers the shares to be indivisible, so it will only recognize one owner per share. The co-owners of any share must be represented before the Company by a single person, notwithstanding the fact they will be severally and jointly liable for all liabilities arising from ownership of the share. TITLE III.- RIGHTS AND OBLIGATIONS OF THE SHAREHOLDERS. Article 8.- The acquisition of one or more shares implies agreement with and acceptance of these Bylaws, and being a shareholder implies, without exception, not only the acceptance of these Bylaws, but also compliance with the agreements of the General Shareholders Assembly, with the decisions of the Governing Body, and compliance with all other obligations arising from the deed of incorporation or the application or interpretation of these Bylaws, notwithstanding, however, the rights and remedies the Law grants to shareholders. Article 9.- Each share grants its legitimate holder the status or condition of being a shareholder with the rights and obligations inherent thereto, in accordance with these Bylaws and the legal dispositions in force, and among them: 1.- Proportionate share in the Company’s profits. 2.- Proportionate share in the Company’s assets resulting from the Company’s liquidation. 3.- The right of first refusal in the event of new share issues. 4.- The right to attend and vote in the General Assemblies. 5.- The right to transfer, pledge, offer as collateral or otherwise dispose of the legal or beneficial ownership of their shares, as provided in these Bylaws. 6.- All others conferred by the Law. Article 10.- The shares may be transferred by any means permitted by Law. a) Transfer of Shares for Valuable Consideration. A shareholder who wishes to transfer their shares or some of them, must notify this in writing, stating the numbers of the shares, the price and the buyer, to the Corporate Governing Body, which in turn and within ten calendar days, must notify this to each and every one of the other shareholders at the address recorded for each one of them in the Registered Shares Registry Book. The other shareholders may opt to purchase the shares during the thirty calendar days following the date of the notification to the shareholders. If several shareholders wish to exercise said right, the shares will be distributed among them in proportion to the shares they already own, attributing, in its case, the surplus resulting from the division of the shares to the requesting shareholder with the most shares. Once this period has expired, the Company may choose, within a further period of twenty calendar days counted from the termination of the former period, to allow the scheduled transmission or acquire the shares for itself, in the legally permitted manner. After this last period has expired without either the shareholders or the Company exercising the right of first refusal, the shareholder will be free to transfer the shares to the person and in the conditions they notified to the Company’s Board, provided that the transmission takes place within the two months following the completion of the last mentioned deadline, otherwise the offer must be repeated. To exercise this right of first refusal, the purchase price, in the event of discrepancy, will be the price decided upon through the institutional arbitration of the Arbitration Court of Barcelona of the Catalan Association for Arbitration, which is entrusted with the appointment of the arbitrator and the handling of the arbitration in accordance with its regulations, and whose decision shall be binding. The Company will not recognize any inter vivos transfer of shares that is not subject to the established rules, whether voluntarily, or due to litigation or compulsion; in these last two cases the provisions of the next section, b) Transfer of Shares Without Consideration, shall apply. The same right of first refusal will apply in the case of a transmission of the shares through “causa mortis” transfer, or without consideration or for free. The heirs or legatees and, in its case, the grantees, shall notify the Governing Board of the acquisition, at which time the rules of the preceding paragraph a) shall apply in terms of the deadlines for exercising the right; once said deadlines have expired without the shareholders or the Company stating their intent to purchase, the corresponding registration of the transfer will be recorded in the Shares Registry Book. The same arrangements will apply in the event of an acquisition due to a judicial or administrative enforcement proceeding, with the deadline periods starting from the time the bidder or awardee notifies the Governing Body of the acquisition. In the cases covered by this paragraph b), in order to reject the registration of the transfer in the Registered Shares Registry Book, the Company must present one or more purchasers for the shares to the offeror, which must be the shareholders who have expressed their intent to purchase or, failing that, offer to buy them for itself (in the legally permitted manner), for their real value at the time the registration was requested, value which is understood to be the one determined by the Company’s auditors, unless the Company is not required to verify its accounts, in which case it shall be the value stated by the auditor appointed, at the request of either party, by the Registry of Commerce of the corporate address. c) Common Provisions. 1a. Transfers made in favor of the spouse, progenitors or progeny of the transferring party will not be subject to any condition, whether they are free or without consideration. 2a. The Company will not recognize anyone as a shareholder if they acquired the shares without complying with the above requirements, nor until they notify the Company of the already made acquisition. 3a. This article must be stated on the certificates of the shares. TITLE IV.- GOVERNANCE AND MANAGEMENT OF THE COMPANY. Article 11.- The governance and management of the Company shall be conferred upon: a) The General Shareholders Assembly, b) Two joint and several Managers. This notwithstanding any other positions that may be appointed pursuant to the bylaws or legal imperatives. FIRST SECTION: ON THE GENERAL ASSEMBLY. Article 12.- The legally established General Shareholders Assembly represents all the shareholders and its decisions, adopted pursuant to these Bylaws, will be binding on all shareholders, including the dissenting ones and those who did not take part in the vote, notwithstanding, however, the rights conferred by the Law to shareholders.

Article 13.- The General Shareholders Assemblies may be Ordinary or Extraordinary. The Ordinary General Shareholders Assembly will be held within the first six months of each fiscal year to review the company’s management, approve, in its case, the previous year’s accounts and decide on the distribution of results. All other Assemblies shall be considered Extraordinary. The Extraordinary Assemblies will convene whenever the Company’s Governing Body deems them appropriate or at the request of shareholders representing at least 5% of the share capital, stating in the request the matters to be discussed at the Assembly. In this case, the Assembly must be convened to be held within thirty days from the date on which the Governing Body received a notarized request to convene the Assembly. Article 14.- The convening of the Assembly, whether Ordinary or Extraordinary, shall be through an announcement published in the Official Gazette of the Registry of Commerce, as well as in one of the largest circulation newspapers in the province of the corporate address. The announcement will be published at least fifteen days before the date set for the Assembly, except in the event of mergers and splits, in which case the advance notice must be sent at least one month before. The announcement must state whether the Assembly is Ordinary or Extraordinary, and will state the date the meeting will be held on first call and all the matters to be addressed. Likewise, it shall also state the date on which, if appropriate, the Assembly will meet on second call, and there must be, at least, twenty-four hours between the first and second call. The announcement of the Assemblies, both Ordinary and Extraordinary, will also be sent individually to each shareholder by registered letter if they live in Spain, and airmail letter if they live abroad, at least fifteen days before the date scheduled for the Assembly. Article 15.- The General Shareholder Assembly, both Ordinary and Extraordinary, will be validly established on first call when the shareholders, present or represented, hold at least 25% of the subscribed capital with voting rights. On second call, the Assembly will be validly established regardless of the capital that is in attendance. However, in order for the Ordinary or Extraordinary General Assembly to be able to validly agree to issue bonds, increase or reduce capital, transform, merge or split the Company and, in general, make any amendment to the Corporate Bylaws, it will require, on first call, the attendance of shareholders, present or represented, holding, at least, 50% of the subscribed capital with voting rights. On second call, the attendance of 25% of said capital will be enough. Notwithstanding the provisions in the paragraphs above, the Assembly shall be deemed to be convened and will be validly established to discuss any matter, whenever all the share capital is present and the attendees unanimously agree to hold the General Assembly. Article 16.- In order to attend the General Assemblies, it is essential for the shares to be registered in the Shares Registry Book, at least five days before the day on which the Assembly should be held. Any shareholder who is entitled to attend in accordance with the preceding paragraph may be represented at the Assembly by another person, even if they are not a shareholder, by means of a written authorization signed by the absent shareholder, specifying for which Assembly it is granted. Article 17.- Each share gives the right to one vote, and the Assembly’s agreements will be decided by the majority vote of those present or represented, except for those cases where the Law establishes a higher favorable vote. Article 18.- The General Assemblies will be held at the corporate address on the date and at the time indicated in the announcement. The Assemblies will be chaired by the assistant appointed for that purpose by the shareholders. The Chairman will be assisted by a Secretary, filling the role of assistant to the Assembly appointed for that purpose by the shareholders. The Chairman shall direct the discussions and may resolve the procedural issues that arise. Before starting on the items in the agenda, a list of attendees will be prepared, stating the nature or representation of each attendee and the number of shares, theirs and belonging to others, with which they attend the Assembly. The deliberations and decisions of the Assemblies will be recorded in the appropriate minutes in the corresponding book, with each Assembly’s minutes being approved in the legally established manner. The certificates of said minutes shall be issued by the persons authorized by the Law. Article 19.- The validly adopted agreements reached by the General Assemblies will be effective as of their approval in accordance with the provisions of Article 113 of the Corporations Act and will be binding on all shareholders, including those absent or dissenting, without the need for the approval of the minutes in a subsequent Assembly, and subject to the rights to challenge and separation, if any, that the Law grants to shareholders. SECOND CHAPTER: ON THE COMPANY MANAGEMENT. Article 20.- The Management and legal representation of the Company will fall on two Joint and Several Managers. The Managers will be freely appointed and dismissed by the General Assembly and shall serve for a term of five years, and they may be reelected one or more times for periods of equal maximum length. The General Shareholders Assembly shall determine the amount of the remuneration, which will consist of a share in the Company’s profits which shall not exceed 10% thereof, respecting the provisions of Article 130 of the Corporations Act. Article 21.- The Governing Body shall represent the Company, in and out of court, in whatever matters affect the Company’s business and affairs. TITLE V.- ON THE ANNUAL ACCOUNTS AND APPLICATION OF RESULTS. Article 22.- The Governing Body must prepare, within a maximum period of three months from the close of the fiscal year, the annual accounts, that is, the Balance Sheet, the Profit and Loss Statement and the Notes, as well as the management report and the proposed application of results, for said fiscal year, with the requirements established by Law. The annual accounts and the management report must be reviewed by the Auditors, except when the Company may submit an abridged balance, as provided in the Corporations Act, and will be submitted to consideration by the shareholders, and to the consideration and approval, in its case, of the General Shareholders Assembly, with the requirements established in the Corporations Act. TITLE VI.- TRANSFORMATION, MERGER, SPLIT, DISSOLUTION AND LIQUIDATION OF THE COMPANY. Article 23.- The Extraordinary General Shareholders Assembly, convened for that purpose, may arrange and carry out the transformation, merger and split of the Company, complying at all times with the provisions in that regard of the Corporations Act and these Bylaws. Article 24.- The Company may be dissolved with the prior agreement of the General Shareholders Assembly and for any of the grounds specified in Article 260 of the Corporations Act. Article 25.- Once the dissolution has been agreed upon, the liquidation will take place, in its case, pursuant to the provisions of the Corporations Act. To that end, the General Shareholders Assembly shall appoint one or more liquidators, in an odd number, and will confer the appropriate mandate upon them. Article 26.- After the liquidation, the liquidator or liquidators will prepare the Final Balance Sheet and will determine the value of the corporate assets and the liquidation quota which corresponds to each share. GENERAL PROVISIONS. Article 27.- 1. Any question concerning the interpretation and application of these Corporate Bylaws that so requires, except those regulated by the Corporations Act, shall be settled by arbitration in equity, pursuant to Law 36/1988, of December 5. 2. Those persons declared incompatible under any precept may not hold positions in the Company, or exercise them.